Exhibit 10.4

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this "Agreement"), dated __________, 2015 (the “Effective Date”), is entered into by and between Darden Restaurants, Inc., a Florida corporation ("Darden"), and Four Corners Property Trust, Inc., a Maryland corporation ("FCPT"), on behalf of itself and its Affiliates. Darden and FCPT are each sometimes referred to herein as a "Party" and, collectively, as the "Parties".
WHEREAS, Darden and FCPT have entered into that certain Separation and Distribution Agreement, dated ______________, 2015 (the "Distribution Agreement"; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Distribution Agreement), which provides, among other things, that Darden and FCPT shall enter into a Transition Services Agreement in connection with the transactions contemplated by the Distribution Agreement;
WHEREAS, Darden and its Affiliates currently provide, and provided as of the date of the Distribution Agreement, certain services in support of the FCPT Business; and
WHEREAS, to facilitate the transition of the FCPT Business to FCPT, the Parties desire that, for a limited transition period, Darden and its Affiliates provide certain services to FCPT and its Affiliates on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Description of Services.

(a)    Services. Subject to the terms and provisions of this Agreement and solely for the purpose of facilitating the transition of the FCPT Business to FCPT, Darden shall (or shall cause its Affiliates to) provide to FCPT the services set forth on Exhibit 1 hereto (as such Exhibit 1 may be amended by the mutual agreement of the Parties in writing from time to time, the "Services Attachment") (the "Services").
(b)    Purchase of Additional or Modified Services. From time to time, FCPT may request Darden to provide additional or modified Services that are not described in the Services Attachment, but are of a similar scope or nature as those used by Darden relating to the FCPT Business prior to the Distribution Date. Darden will use commercially reasonable efforts to accommodate any reasonable requests by FCPT to provide such additional or modified Services. In order to initiate a request for additional or modified Services, FCPT shall submit a request in writing to Darden specifying the nature of the additional or modified Services and the date on which it is requesting such Services to commence, and requesting a cost estimate (based on the general parameters set forth in this Agreement) and time frame for completion of such Services. Darden shall respond in writing within ten (10) business days to such written request indicating whether it will provide such additional or modified Services and, if so, setting forth the terms and conditions thereof (including, without limitation, the cost for such additional or modified Services) and the date upon which it would be able to commence providing such additional or modified Services; provided that such ten (10) business day period shall be subject to reasonable extension if, due to the volume, frequency or type of requests submitted by FCPT, Darden's preparation of responses to such requests is materially interfering with, or is likely to materially interfere with, Darden's normal business activities. If Darden has indicated that it will provide additional or modified Services requested by FCPT, and if FCPT accepts the terms and conditions set forth in Darden's response to such request (and the date upon which additional or modified Services would commence), then such additional or modified Services shall be provided hereunder and according to the terms agreed to by the Parties in a written amendment to the Services Attachment, which shall be consistent to the greatest extent practicable with the terms of this Agreement.
(c)    Ancillary Services. Any functions, responsibilities, activities or tasks that are not specifically described in this Agreement or the Services Attachment, but are reasonably required for the proper performance and delivery of the Services (including any additional or modified Services), and are a necessary or inherent part of such Services, as performed by Darden, in the ordinary course of business, shall be deemed to be implied by and included within the scope of such Services, subject to any limitations set forth in this Agreement or the Services Attachment, to the same extent and in the same manner as if specifically described in this Agreement.
(d)    Modifications. Unless otherwise provided for in this Agreement, if FCPT makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the FCPT Business, and such change has a materially adverse impact on Darden's ability to provide any of the Services, then Darden shall be excused from performance of any such affected Service until FCPT mitigates the material adverse impact of such change or the Parties enter into an agreement to provide additional or modified services that may be necessitated by such changes, and FCPT shall be responsible for all expenses incurred by Darden in connection with the cessation and, if applicable, the resumption of the affected Services.
(e)     Transition Plan. The Parties shall agree on a transition plan after the execution of this Agreement (the "Transition Plan") which shall include: (i) a plan and timetable for the migration of FCPT away from the provision of Services by Darden; (ii) assistance in relation to migration; (iii) information in relation to the operation of the relevant information technology systems and the interface between such information technology systems for the purpose of implementing the migration referred to in this Section (including the applicable Services listed in the Services Attachment); (iv) respective responsibilities of the Parties in carrying out the migration; and (v) safeguards to ensure minimal disruption to both Parties' ongoing businesses during the migration. Each Party shall implement and comply with its obligations under the Transition Plan as agreed to by the Parties. Except as may otherwise be expressly provided in the Transition Plan or Services Attachment, as applicable, FCPT shall bear all costs associated with the migration by FCPT away from the Services provided by Darden pursuant to the Transition Plan.
(f)    Representatives.
(i)    Service Representatives. Each Party will designate an individual who shall be the primary interface for the purposes of coordinating the Services provided hereunder (the "Service Representative"). Such individual shall (A) coordinate with the other Party and its Service Representative to provide the relevant contacts in that Party's applicable departments for the purposes of implementing and performing the Services, (B) evaluate in consultation with the other Party's Service Representative when a particular Service may be terminated, and (C) have the authority and power to make decisions with respect to actions to be taken by such Party with respect to the provision of Services under this Agreement. The Service Representative shall perform the duties required hereby in a professional and timely manner. Each Party may change its Service Representative by giving written notice to the other Party in accordance with the notice provisions of this Agreement.
(ii)    Obligations of the Service Representatives. Each Party shall, or shall ensure that its Service Representative, as applicable, respond within a commercially reasonable time to any reasonable requests by the other Party or its Service Representative for such Party's Service Representative to provide directions, instructions, approvals, authorizations, decisions or other information reasonably necessary for Darden to perform any Services.
(iii)    Meetings of the Service Representatives. The Service Representatives shall meet on a monthly basis (which meeting may be held telephonically) during the Term. The purpose of such meetings shall be to discuss the Services and each Party's obligations under this Agreement, including operational details, transitional matters, dispute resolution and any other issues related to this Agreement. Such meetings will take place at mutually agreed locations (including by teleconference) and may include a reasonable number of additional representatives from either Party.
(g)    Standard of the Provision of Services. Darden shall provide the Services in a manner and at a level as more particularly described in Section 8 of this Agreement. Darden shall provide Services in accordance in all material respects with all applicable Laws.
2.    Term.
(a)    The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 12, expire on the latest end date with respect to all Services specified in the Services Attachment (the "Term"). Thereafter, if FCPT desires and Darden agrees to continue to perform any of the Services after the Term has expired, the Parties shall negotiate in good faith to determine an amount that compensates Darden for all of its costs for such performance; provided, however, that in no event shall any of the Services be performed after the date that is one year after the Effective Date. However, should Darden fail to complete performance of any Service(s) within the Term identified in the Services Attachment for such Service(s), and such failure does not result from the actions or inactions of FCPT or a force majeure event (as defined in Section 16 herein), the Term for such incomplete Service(s) shall be extended to accommodate complete performance without additional charge to FCPT; provided, however, that in no event shall any of the Services be performed after the date that is one year after the Effective Date. The Services so performed by Darden after the expiration of the Term shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the extension period.
(b)    Darden shall (or shall cause its Affiliates to) provide each Service for the period commencing on the Effective Date and ending on the earlier to occur of (i) the expiration of the term with respect to such Service (as set forth in the Services Attachment), or (ii) the date that the Parties mutually agree in writing that such Service is no longer required to be provided by Darden or its Affiliates, subject to earlier termination of this Agreement or termination of all or a portion of the Services, as set forth in Section 12 hereof. Notwithstanding the foregoing, FCPT shall (and shall cause its Affiliates to) use commercially reasonable efforts to transition the Services to another provider as quickly as practicable or, as applicable, to cause FCPT and/or its Affiliates to provide the Services.
3.    Consideration for Services. As consideration for the Services, FCPT shall pay to Darden the monthly service fee (the "Service Fee") for each of the Services as set forth in the Services Attachment and for all out-of-pocket costs and expenses paid to third parties actually incurred by Darden in the provision of the Services that are approved in writing (including by electronic mail) by FCPT's Service Representative prior to Darden incurring such out-of-pocket expense; provided, however, Darden shall not be required to perform Services until FCPT has approved any related third-party costs and expenses.

4.    Terms of Payment.
(a)    As promptly as practicable following the end of each calendar month during the Term, Darden shall submit to FCPT in writing an invoice setting out in reasonable detail each Service performed by Darden during the preceding month and the related Service Fee and any costs and expenses. Subject to subsection (c) below, FCPT shall pay the amount shown on each such invoice no later than thirty (30) calendar days after receipt of such invoice; payment shall be made without withholding or deduction of any kind. Subject to subsection (c) below, if such amount is not received in full by Darden within such 30-day period, FCPT shall also pay Darden interest on the unpaid portion from and after the last day of such 30-day period following receipt of such invoice until paid in full, at a rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of such invoice by the Wall Street Journal.
(b)    Any transition, excise, sales, use or similar tax charged to, assessed on or incurred by the rendering of the Services shall be split equally between Darden, on the one hand, and FCPT, on the other hand, and FCPT's share shall be specified by Darden on an invoice and paid by FCPT to Darden in addition to the Service Fees; provided, however, Darden shall be solely responsible for its own income taxes.
(c)    Should FCPT dispute in good faith any portion or the entire amount due on any invoice or require any adjustment to an invoiced amount, FCPT shall promptly notify Darden in writing of the nature and basis of the dispute and/or adjustment within fifteen (15) business days after FCPT's receipt of such invoice. If FCPT fails to notify Darden within such 15-day period, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by FCPT or any Affiliate thereof. In the event FCPT timely delivers notice of a dispute and/or adjustment, the Parties shall use their reasonable best efforts to resolve such matter within thirty (30) calendar days and FCPT shall not be required to pay any contested amount until the dispute is resolved. FCPT shall pay to Darden within fifteen (15) business days following agreement by the Parties any portion of a previously contested amount that is determined by the Parties to be payable by FCPT, with interest from and after the date payment was originally due from FCPT through, but excluding, the date of payment by FCPT, at the rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of the applicable invoice by the Wall Street Journal.
5.    Method of Payment. All amounts payable by FCPT hereunder shall be remitted to Darden by wire transfer of immediately available funds in United States dollars to a bank to be designated in the invoice or otherwise in writing by Darden, unless otherwise provided for and agreed upon in writing by the Parties.

6.    Accounting Records and Documents.
(a)    Darden or its Affiliates shall be responsible for maintaining full and accurate accounts and records of all Services rendered pursuant to this Agreement and such additional information as FCPT may reasonably request for purposes of their internal bookkeeping, accounting, operations and management. Darden shall maintain its accounts and records in accordance with past practice; provided, that, to the extent full and accurate information is not relied upon by Darden in the ordinary course of business with respect to any particular item, unit or market/sub-market, Darden shall maintain such accounts and records on the basis of appropriate and reasonable allocations. Darden shall keep such accounts and records available, during all reasonable business hours during the Term of this Agreement, at its principal offices, or at such other location as required by applicable Laws, for audit, inspection and copying by FCPT and its authorized Representatives, upon reasonable notice, authorized by them or any governmental agency having jurisdiction over FCPT and/or its subsidiaries; provided, that, the costs or expenses incurred by FCPT or Darden for any such audit, inspection or copying shall be the sole responsibility of FCPT.
(b)    At any time during the Term of this Agreement, FCPT or its authorized Representatives shall have the right to inspect and audit Darden's accounts, books and records relating to the Services upon five (5) business days prior written notice during regular business hours and without undue disruption of the normal operations of Darden.
(c)    All information FCPT, its Affiliates and its other authorized Representatives gain access to pursuant to this Section 6 shall be subject to the terms of the confidentiality provisions set forth in Section 13 of this Agreement.
7.    Consents.
(a)    If any consent or approval of, or notice to, any third party is required to implement the terms of this Agreement ("Third Party Consent"), FCPT and Darden shall each use their respective commercially reasonable efforts to obtain any Third Party Consent as soon as reasonably practicable, each at the cost of FCPT. If any such Third Party Consent is refused or not obtained within three (3) months after the Distribution Date, the Parties shall co-operate in good faith to agree and implement reasonable alternative arrangements which achieve the same commercial effect as that contemplated by this Agreement.
(b)    If either Party so requests, the other Party shall provide all reasonable assistance in obtaining any Third Party Consent and neither Party will unreasonably do or omit to do anything which would cause any relevant third party to refuse to grant or to terminate or revoke any Third Party Consent.

8.    Performance Standards. In providing the Services to FCPT under this Agreement, Darden shall (and shall cause its controlled subsidiaries to):
(a)    in the case of any Services for which Darden is not dependent on the performance of third parties, provide such Services in a timely and professional manner generally consistent with the past practices of Darden and its controlled subsidiaries in providing the same or similar Services to the FCPT Business prior to the execution of the Distribution Agreement (or, to the extent the same or similar services have not previously been provided, consistent with general industry standards) and in conformance in all material respects with any service levels set forth in the applicable Services Attachment; and
(b)    in the case of any Services for which Darden is dependent on the performance of third parties, provide such Services in a manner consistent with the level of performance that Darden receives from such third party.
9.    No Representations or Warranties. EXCEPT AS SET FORTH IN SECTION 8, THE SERVICES ARE PROVIDED “WITH ALL FAULTS” AND “AS IS” AND DARDEN MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE SERVICES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE, ARE EXCLUDED AND EXPRESSLY DISCLAIMED. DARDEN DOES NOT WARRANT UNINTERRUPTED OR ERROR-FREE PROVISION OF SERVICES.
10.    Status of Employees and Facilities; Proprietary Rights.
(a)    Whenever Darden utilizes its (or its Affiliates') employees to perform the Services for FCPT pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of Darden (or its Affiliates), and FCPT shall have no liability to such persons for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations by virtue of the relationships established under this Agreement. Darden shall have complete discretion to supervise and manage such employees and any third-party contractors providing the Services on behalf of Darden, and Darden is not required to continue employment for any specific individual personnel of Darden or its Affiliates or to maintain engagements with specific third-party contractors. No equipment or facility of Darden used in performing the Services for or subject to use by FCPT shall be deemed to be transferred, assigned, conveyed or leased by such performance or use. Darden shall maintain appropriate security, maintenance and insurance coverage on such equipment or facility.

(b)    Except as set forth in the Services Attachment, to the extent Darden or its Affiliates use any proprietary intellectual property rights owned by or licensed to Darden or its Affiliates in providing the Services, such proprietary intellectual property rights and any derivative works thereof, or modifications or improvements thereto, conceived or created as part of the provision of Services ("Improvements") will, as between the Parties, remain the sole property of Darden or its Affiliate, as applicable, unless any such Improvement was created for FCPT pursuant to a certain Service and at FCPT's request. If any Improvement is created for FCPT pursuant to a certain Service or other proprietary intellectual property rights are created specifically for FCPT pursuant to Services provided under the Services Attachment (a "FCPT Specific Improvement"), such FCPT Specific Improvement shall be owned by FCPT. The applicable Party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such Party's right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved.
11.    Indemnification.
(a)    From and after the date of this Agreement, Darden shall indemnify, defend and hold harmless the FCPT Indemnified Parties from and against all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) asserted against, imposed upon or incurred by the FCPT Indemnified Parties to the extent resulting from, arising out of, based upon or otherwise in respect of the gross negligence or willful misconduct of Darden or its Affiliates or Representatives in the performance of Darden's obligations under this Agreement.
(b)    From and after the date of this Agreement, FCPT shall indemnify, defend and hold harmless the Darden Indemnified Parties from and against all Losses asserted against, imposed upon or incurred by the Darden Indemnified Parties to the extent resulting from, arising out of, based upon or otherwise in respect of this Agreement or the Services other than Losses asserted against, imposed upon or incurred by the Darden Indemnified Parties to the extent resulting from, arising out of, based upon or otherwise in respect of the gross negligence or willful misconduct of Darden or its Affiliates or Representatives in the performance of Darden's obligations under this Agreement.
(c)    In the event Darden (or any Darden Indemnified Party) or FCPT (or any FCPT Indemnified Party) shall have a claim for indemnity against the other Party under the terms of this Agreement, the Parties shall follow the procedures set forth in Article VII of the Distribution Agreement as if fully set forth herein.
(d)    Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS

DERIVED FROM ANY OTHER PARTY'S RIGHTS) FOR PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF BUSINESS, LOSS OF PROFIT OR LOSS OF GOODWILL. Further, indemnification shall be limited to actual Losses which in no event shall exceed the total amount of compensation payable to Darden hereunder.
(e)    Except as otherwise provided in this Section 11, Darden's sole responsibility to FCPT for errors or omissions in providing the Services shall be to re-perform such Services promptly and properly in a diligent manner, at no additional cost or expense; provided, however, that each Party shall use reasonable best efforts to detect any such errors or omissions and promptly advise the other Party of any such error or omission of which it becomes aware.
12.    Termination.
(a)    This Agreement may be terminated prior to expiration of the Term in accordance with the following:
(i)    upon the mutual written agreement of the Parties;
(ii)    by either Darden, on the one hand, or FCPT, on the other hand, for material breach of any of the terms hereof by Darden or by FCPT, respectively, (A) if such breach is curable within thirty (30) calendar days and such breach shall not have been cured within thirty (30) calendar days after written notice of breach is delivered to the defaulting Party and (B) if such breach is not curable within thirty (30) calendar days and such breach shall not have been addressed by the defaulting Party through a good faith plan to cure such breach as promptly as practicable;
(iii)    by Darden if FCPT shall fail to pay for Services in accordance with the terms of this Agreement (and such payment is not disputed by FCPT in good faith in accordance with Section 4(c) hereof) and such breach is not cured within ten (10) calendar days after written notice of breach is delivered to FCPT, including by electronic mail to FCPT's Service Representative; or
(iv)    by either Darden, on the one hand, or FCPT, on the other hand, upon written notice to Darden, on the one hand, or FCPT, on the other hand, if the other Party files a proceeding in bankruptcy, receivership, rehabilitation or reorganization, or for composition, liquidation or dissolution or for similar relief, or there is a filing against such person of any such proceeding which is not dismissed within sixty (60) calendar days after the filing thereof.
(b)    In addition, this Agreement may be terminated solely with respect to any one or more Service(s) or additional service(s) provided hereunder prior to the expiration of the Term either upon the mutual written agreement of the Parties or in accordance with the following:

(i)    If FCPT desires to terminate a Service, FCPT shall complete and deliver to Darden a Service Termination Request Form, substantially in the form attached hereto as Exhibit 2. In completing the Service Termination Request Form, FCPT shall refer to the Service it wishes to terminate (the "Terminated Service") as it is specifically named in the Services Attachment, and the requested date of termination. In the event that FCPT requests termination of a Service as of a date that is less than sixty (60) days following delivery of the Service Termination Request Form, FCPT shall nonetheless be obligated to pay Darden for the cost of providing such Service through the end of such sixty (60)-day period, notwithstanding such termination unless Darden shall otherwise agree in writing.
(ii)    Unless the requested date of termination is set forth on the Service Termination Request Form, Darden shall cease such Terminated Service(s) or additional service(s) as soon as practicable after Darden's receipt of the Service Termination Request Form. If Darden ceases any Terminated Service(s) prior to the date that is sixty (60) calendar days after Darden has received such written notification from FCPT, then FCPT will compensate Darden for the cost of Darden providing such Terminated Service(s) through the end of such sixty (60) calendar day period, notwithstanding such termination unless Darden shall otherwise agree in writing.
(iii)    If a Service is terminated, the Services Attachment shall be updated, as applicable, to reflect such termination.
(c)    Immediately following expiration or termination of this Agreement, each Party shall, except as otherwise provided in any other Transaction Agreement, return to the other Party (and make no further use of) all proprietary information of the other Party in each Party’s possession or control, including, in the case of FCPT, any Darden Confidential Information and, in the case of Darden, any FCPT Confidential Information. Likewise, except as otherwise provided in any other Transaction Agreement or as necessary to comply with applicable law, within thirty (30) days following any such termination or expiration, each Party shall return to the other Party (and make no further use of) all copies of all proprietary information of the other Party in each Party's possession or control, including, in the case of FCPT, any Darden Confidential Information and, in the case of Darden, any FCPT Confidential Information.
13.    Confidentiality. Each Party acknowledges that during the course of providing Services hereunder, or in the course of receiving Services hereunder, the other Party may disclose to it certain confidential information. Each Party agrees to use such confidential information only for the purposes for which it was disclosed and in accordance with the terms and conditions set forth in Section 8.2 of the Distribution Agreement and the obligations hereunder shall survive until the later of (i) five (5) years after the date of disclosure of confidential information hereunder or (ii) so long as may be required by Law.
14.    Independent Contractor Status. Each Party shall be deemed to be an independent contractor to the other Party. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between Darden and FCPT. The terms of this Agreement are not intended to cause any of the Parties and their Affiliates to become a joint employer for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other Party (or any Affiliates thereof) or provide it with the ability to control such other Party (or any Affiliates thereof), and each Party expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party (or any Affiliates thereof). Nothing in this Agreement shall oblige either Party to act in breach of the requirements of any Law applicable to it, including securities laws, written policy statements of securities commissions and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.
15.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).
16.    Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement (other than outstanding payment obligations hereunder) from acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, and power blackouts. Upon the occurrence of a condition described in this Section 16, the Party whose performance is prevented shall give written notice to the other Party and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.
17.    Dispute Resolution Procedures.
(a)    Other than such disputed matters addressed by Section 4(c), if a dispute arises between the Parties with respect to the terms and conditions of this Agreement, a Party's performance of its obligations hereunder, or any matter relating to the Services ("Dispute"), the Parties agree to use and follow this dispute resolution procedure described in this Section 17 prior to initiating any judicial action.
(b)    Claims Procedure. If a Party shall have a Dispute, such Party shall provide written notice to the other Party in accordance with the provisions of Section 19 of this Agreement, in the form of a claim identifying the nature of the Dispute in sufficient detail to describe the basis for the claim (a "Dispute Notice"). Upon receipt of the Dispute Notice, the other Party shall have ten (10) calendar days to provide a written response to the Dispute Notice (the "Response"). The Party providing the Dispute Notice shall have an additional five (5) calendar days following its receipt of the Response to accept the proposed resolution or to request implementation of the procedure set forth in Section 17(c) below (the "Escalation Procedure"). Failure to comply with the time limitations set forth in this Section 17 shall result in the implementation of the Escalation Procedure.

(c)    Escalation Procedure. At the written request of a Party involved in the Dispute and in compliance with Section 17(b), each Party shall appoint a knowledgeable senior officer to negotiate in good faith to resolve such Dispute (the "Negotiating Representatives"). The Negotiating Representatives must be empowered to decide the issues presented in any Dispute. The Negotiating Representatives will attempt to resolve the Dispute within five (5) business days of receiving the written request. If the Dispute cannot be resolved within that time period, then the Parties may resort to litigation in accordance with Section 9.2 of the Distribution Agreement. During the time period of any Dispute, each Party shall continue to perform its respective obligations under this Agreement (except in the event FCPT fails to pay amounts due in accordance with Section 4 hereunder).
18.    Amendments; Waivers. No alteration, modification or change of this Agreement, including the Services Attachment, shall be valid except by an agreement in writing executed by the Parties. Except as otherwise expressly set forth herein, no failure or delay by any Party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof
19.    Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:
If to Darden or a member of the Darden Group, to:
c/o Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
Attention:    Chief Executive Officer
Chief Financial Officer

with copies to:
Hogan Lovells US LLP
Columbia Square

555 Thirteenth Street, NW
Washington, DC 20004
Attention:    Stuart G. Stein, Esq.
and
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:    Joseph A. Coco, Esq.
Allison Land, Esq.
if to FCPT:

Four Corners Property Trust, Inc.

Attention:    Chief Executive Officer

or to any other or additional persons and addresses as the Parties may from time to time designate in a writing delivered in accordance with this Section 19.
20.    Assignment; Benefit and Binding Effect. No Party may assign this Agreement without the prior written consent of each of the other Party; provided, however, Darden, without the consent of FCPT, may assign this Agreement to any Affiliate of Darden, and FCPT may, without the consent of Darden, assign this Agreement to any Affiliate of FCPT, but none of the assignments described in this sentence shall relieve the assignor of its obligations hereunder and, provided further, that any Party may make a collateral assignment of its rights hereunder for the benefit of its lenders. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The provisions of this Agreement shall be for the exclusive benefit of the Parties (and their successors and permitted assigns) and shall not be for the benefit of any other Person.
21.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law. Upon such determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
22.    Entire Agreement. The Distribution Agreement, this Agreement, the Schedules and Exhibits hereto and thereto, and the Transition Plan collectively represent the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement. Each Party hereby represents, acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein or in the Distribution Agreement in entering into this Agreement.
23.    Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
24.    Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
25.    Specific Performance. The Parties acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion and in addition to all other rights and remedies available in law or in equity, to the extent permitted hereunder, apply for specific performance or injunctive or other relief with a court of competent jurisdiction as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable Law, each Party waives any objection to the imposition of such relief.
26.    Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.
27.    General Cooperation. Subject to the terms and conditions set forth in this Agreement, Darden's obligations under this Agreement shall be conditioned on FCPT using all commercially reasonable efforts to provide information and documentation sufficient for Darden to perform the Services as they were performed prior to the date of this Agreement, and make available, as reasonably requested by Darden, sufficient resources and timely decisions, approvals and acceptances in order that Darden accomplish its obligations under this Agreement in a timely and efficient manner.
28.    Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and the Services Attachment, the provisions of the Services Attachment shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.
29.    No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.
30.    Parties in Interest. Other than Persons entitled to receive indemnification under Section 10, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Services Agreement. Each FCPT Indemnified Party other than FCPT, and each Darden Indemnified Party other than Darden, is an express, third-party beneficiary of Section 11.
31.    Data Protection. Each Party shall comply with its obligations under all applicable data protection laws in respect of the Services to be provided under this Agreement. Each Party agrees in respect of any such personal data supplied to it by the other Party that it shall: (a) only act on instructions from the other Party regarding the processing of such  personal data under this Agreement and shall ensure that appropriate technical and organizational measures shall be taken against unauthorized or unlawful processing of the personal data and against accidental loss or destruction of, or damage to, the personal data; and (b) comply with any reasonable request made by the other Party to ensure compliance with the measures contained in this Section.
32.    Further Assurances. Each Party shall perform all other acts and execute and deliver all other documents as may be necessary to secure all necessary authorizations and approvals of this Agreement by all applicable governmental bodies in the United States of America, and as otherwise may be required to give effect to the terms and conditions of this Agreement.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

DARDEN RESTAURANTS, INC.

By:
Name:
Title:

FOUR CORNERS PROPERTY TRUST, INC.

By:
Name:
Title:

EXHIBIT 1

SERVICES ATTACHMENT

The Services shall consist of those items set forth in the following table, or such subset of the Services set forth in the following table as shall be agreed upon by the Parties prior to the Effective Date.

Information Technology Services
1-1	Application Usage and Support (Restaurant Facing Systems, Culinary & Supply Chain Systems, Financial Systems, HR Systems, Reporting Capabilities) The services described below are applicable to all business systems listed in the attached Table 1.0 • Provide continued access to, and use of, business systems under Provider user policies and procedures • Provide application hosting services and infrastructure maintenance required to support the applications • Provide maintenance and monitoring of the systems including: system uptime, system performance, and minor patches / updates	$3,158	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings
1-2	Infrastructure – Logical Network / User Access / Security • Provide maintenance and administration of Recipient’s Active Directory environment • Provide user account maintenance, including: addition, modification, or deletion of Recipient employees for Active Directory as well as business systems listed in Table 1.0 • Provide data and logical system security using Provider’s practices for business systems listed in Table 1.0	$2,000	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings
1-3	Infrastructure – Data Center Operations • Maintain existing data center facilities including all servers, storage, network infrastructure, and other required physical IT infrastructure to support the business systems listed in Table 1.0 • Maintain and administer IT infrastructure supporting the business systems listed in Table 1.0, including: performance monitoring of batch jobs and “business as usual” upgrades/patch maintenance • Perform data backups and disaster recovery for business systems listed in Table 1.0	$10,655	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings

1-4
Infrastructure – Network and Telecommunications
•    Monitor and maintain LAN connectivity for Recipient devices, including performance monitoring and network segregation (where possible)
•    Monitor and maintain restaurant network connectivity
•    Provide level one support services for restaurant network equipment (including: routers, switches, and security devices) that were in place as of the Effective Date (no new equipment outside of existing footprint)
•    Provide remote access (via existing VPN tools) to business systems listed in Table 1.0 under Provider’s user policies and procedures
•    Provide continued maintenance for voice communications through existing third-party contracts (provided permission is granted by the applicable third-party providers)

	$750	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings Bill Lenehan
1-5
PC Support and Restaurant Help Desk
•    Provide corporate end user computing support (i.e., general break / fix) for relevant IT infrastructure and business systems listed in Table 1.0
•    Provide IT support to restaurant locations for general infrastructure and business systems listed in Table 1.0
•    Provide users with continued access to Provider’s IT help desk and PC support via existing channels (i.e., phone, email, or the self-service ticketing)
•    Procure and provision Recipient replacement IT assets, consistent with the current design, topology, and support models
•    Provide coordination for all site equipment maintenance via existing third-party partner(s), including: Point of Sale (POS) terminals, Kitchen Display System (KDS) equipment, routers, switches, phones, and security devices

Service Limitations
While operating on the Provider’s network, Recipient users will be required to use the Provider’s standard desktop/laptop image (hardware and software)

	$1,250	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Recipient: Carol Dilts VP of Operations Kerrow Holdings

1-6
General Consultative Services
•    Provide general consultative advice and facilitate discussions with NCR on ALOHA technology used in the restaurant including: systems setup and configuration, data management, system to system interfaces, infrastructure configuration and operations, vendor management, and reporting / analytics
	$6,000 *Note: This service fee assumes a minimum of 40 hours per month at $150 per hour – Darden will continue to charge $150/ hour for hours incurred over the 40 hour threshold, as needed	90 Days	Provider: Jordan Lomas SVP, Infrastructure and Business Solutions Recipient: Carol Dilts VP of Operations Kerrow Holdings

Table 1.0 – Application List (notable applications in bold)
Restaurant Facing	Culinary & Supply Chain	Financial Systems	HR Systems	Infrastructure
AJB DASH Guest Count Forecasting HVAC Monitoring iShift KDS LMS Par Pull RWA Admin Security Cameras TimeOff TMS, DCIS, TableBoss Visiting Manager
Alcohol Vendor Catalog
Ariba
BizTalk
Docusign
ESHA Genesis
eSmallwares
Hertzler
iKitchen
Invoice Recap
iSupply (Custom, Reg)
ITQ
Menu System
Oracle WMS
PowerBuyer
Product Complaints
SSA - Supplier Security Application
		Quillix	Bonus Calculator/AMS Team Data Feeds: • ADP • Aon Hewitt • Equifax • FSV • Liberty Mutual • REED • Wells Fargo krowD eLM Kenexa PeopleSoft HRIS Recurring Payment System	Computrace Encase Espresso Ironport Magic Microsoft Active Directory Microsoft Outlook Microsoft SharePoint Nessus SecureTransport (Tumbleweed) Siteminder Xcellenet XTERM WebSense
Marketing	Development	Reporting & Analytical	Legal	Communications
Archway / PartnerWeb Data Feeds: • Guest Satisfaction Survey • YesMail InfoCenter Media Bank • e-Gift Card • Plastic Gift Card	None at this time	BI & Data Warehouse (MicroStrategy) Discoverer GSS Informatica Knapp Track Sales and Guest Count	None at this time	None at this time

Finance & Accounting Services
2-1
Finance & Accounting Consultative Services
•    Answer questions regarding historical financial information. Provide consultative guidance in the following areas:
•    Advise / guide interim resource support (as applicable)
•    Provide guidance on the SEC reporting process (i.e., 9/30 10-Q and 12/31 10-K filings)
o    Advise on potential process and approach
o    Provide historical context of Darden’s approach, as requested
o    Assist in reviewing disclosures for historical perspective
o    Advise on issue resolution

Service Limitations
Provider is prohibited from final review and approval of SEC filings; this is the sole responsibility of the recipient
		$6,000* *Note: This service fee assumes a minimum of 40 hours per month at $150 per hour – Darden will continue to charge $150/ hour for hours incurred over the 40 hour threshold, as needed	90 Days	Provider: John Madonna, SVP Corporate Reporting and Accounting Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust
2-2	Accounts Payable for Kerrow • Maintain and update the vendor master file in Oracle • Administer setup of new vendors in Oracle • Provide check printing (via third-party) and disbursement services for payments processed on Provider systems • Key invoices for payment (at the admin level)	$2,750	90 Days	Provider John Madonna, SVP Corporate Reporting and Accounting Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings
2-3	Oracle General Ledger & Sub Ledger Maintenance • Maintain the Recipient general ledger and associated sub-ledgers (i.e., Accounts Payable, Accounts Receivable, and Fixed Asset) during the month-end and quarter-end financial close • General accounting support for Kerrow Holdings including: month-end close, revenue accounting, sub-ledger reconciliation, and financial statement production Service Limitations Additions or modifications will conform to Provider’s then current hierarchy	$16,667	90 Days	Provider: John Madonna, SVP Corporate Reporting and Accounting Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings

2-4	Property Accounting • Maintain and administer the Fixed Asset sub-ledger for GAAP and Tax reporting purposes during the month-end / quarter-end financial close process; Property accounting for recipient will be maintained in an excel spreadsheet	$33,333	90 Days	Provider: John Madonna, SVP Corporate Reporting and Accounting Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust
2-5	Credit / Gift Cards & Treasury • Assist management with management of credit & gift card processing, including reconciliation of fees/chargebacks, bank /merchant accounts, refunds, etc. • Assist management in reviewing cash positions and funding requirements to support day to day operations	$3,333	90 Days	Provider: Bill White, SVP Treasurer Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust
2-6	Public Filing Review • Review recipient’s draft SEC filings. Filings may include 10-Q and 10-K Service Limitations Provider is prohibited from final review and approval of SEC filings; this is the sole responsibility of the recipient	$13,750	90 Days	Provider: John Madonna, SVP Corporate Reporting and Accounting Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust
2-7	Sales Tax Services • Assist with compilation of data necessary to file sales tax returns for Kerrow Restaurants, LLC and FCPT LLCs for initial sales tax filings due December 20, 2015 • Review of initial monthly sales tax filings Service Limitations: Provider is prohibited from final review and signing of the sales tax filings made with the relevant jurisdictions	$3,500	90 Days	Provider: Angela Simmons, VP of Tax, Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust

Human Resources Services
3-1
Payroll Services
•    Payroll Processing – Process payroll and administer payments for Recipient hourly and salaried employees including general deduction code maintenance, wage garnishment, check processing, direct deposit, and pay cards for regular and overtime pay. Distribute Recipient’s bonus and equity payments, vacation, anniversary, suspension and final pay
•    Payroll Polling And Exception Reports – Create weekly Recipient payroll polling and exception reports
•    Off-cycle Payroll Payments – Administer Recipient off-cycle cash payouts, check reissuance, and retroactive payments
•    Tip Share Program Administration –Administer the tip share program for Recipient
•    W-2 Processing – Process Recipient W-2 and W-2C (Corrected Wage and Tax Statements) forms and coordinate distribution and customer support provided by Equifax
•    Payroll Tax Withholding and Filings – Perform Recipient payroll tax withholding and related tax filings for US
•    Payroll Accounting – Prepare Recipient monthly payroll account reconciliations including review of payroll account balances, adjustments to the general ledger, and preparation of vacation pay and vacation tax analysis for monthly true ups
•    Payroll Inquiries – Manage employee and manager payroll inquiries received through the Restaurant Support Center call center

Service Limitations
While payroll is processed on Provider systems, Provider will update and maintain general deduction codes for the benefit program as of the Effective Date. Any incremental administrative costs associated with the setup of new general deduction codes for future HR program changes will be passed through to Recipient

	$3,956	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings

3-2
Benefits Services
•    Health & Welfare Benefits – Administer Health & Welfare benefits (e.g., Medical, Dental, Vision, Health Savings Account, Flexible Spending Account, Short Term Disability, Long Term Disability, Dependent Care FSA, Critical Illness and Accident Insurance, Life Insurance, Benefit Bundle)
•    Leave of absence (LOA) and short-term disability administration including coordination of absence and return to work activities with leave of absence outsourced provider (REED) and processing of disability pay calculations
•    Administration of qualified medical child support orders, subpoenas and benefits related credit card payments / refunds
•    Arrears Processing – Reconcile employee payments for benefits
•    Appeals Process – Administer process for benefits eligibility appeals.
•    Benefits Invoice Reconciliation – Conduct reconciliation of benefit invoice payments
•    ERISA compliance
•    ACA Eligibility – Perform annual look-back calculation to determine medical eligibility (ACA) and vacation eligibility, track annual tax reporting requirements
•    ACA Compliance
		$3,956	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings
3-3	Compensation Services • Stock Administration o Maintain stock compensation plans o Administer annual and ad hoc equity awards o Vesting and cancellation of awards o Grant agreements • Wage Management – Manage annual merit cycle for management and starting salaries for new manager hires • Bonus administration	$5,081	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings

3-4	Talent Acquisition Services • Candidate sourcing (e.g., Job descriptions, Contract management, Social media) • Application process (e.g., Assessments, Applicant tracking) • Requisition process • SOX compliance	$350	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings
3-5	HR Generalist Services • Learning and Development o Managers in Training (MIT) o Ongoing operations position training o Onboarding and offboarding o Maintenance of training materials • Litigation o Unemployment claims o Workers compensation claims o Dispute resolution process o EEOC charges • Performance Management o Performance feedback process o Career pathing o Goal setting / objectives • Policy Administration (e.g., employee handbook) • Position Management • Employee Communications (Announcements)	$3,956	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Darden Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings

3-6
General Consultative HR Services
•    General consultative advice for HR inquiries from FCPT / Kerrow Leadership and Darden Leadership; consulting advice is limited to the following areas:
o    Benefits Strategy
o    Compensation Strategy
o    Performance Management
o    Employee Relations
o    Training & Development
o    Stock Comp Admin
o    Payroll / Withholdings
	$6,000 *Note: This service fee assumes a minimum of 40 hours per month at $150 per hour – Darden will continue to charge $150/ hour for hours incurred over the 40 hour threshold, as needed	90 Days	Provider: Randy Babitt, Senior Director Payroll & Employee Services Recipient: Bill Lenehan, CEO Four Corners Property Trust Carol Dilts VP of Operations Kerrow Holdings

Development and Licensing Services
4-1
Licensing Consultative Services
•    Answer questions related to Kerrow Restaurants regarding new liquor license. If permanent licenses have not been issued at the time of close, provide consultative advice on exiting temporary liquor licenses and obtaining permanent liquor licenses
•    Licensing consultative advice is limited to the following areas:
o    Post-closing liquor license disclosure requirements (officer changes and change in ownership)
o    Required health and other operational permits
o    Assist in selection of and transitional coordination with Texas liquor counsel who can assist with:
▪    Permit and licensing renewal process
▪    Department of Health issues
▪    Texas liquor regulations
▪    Liquor payment regulations
	$3,000* *Note: This service fee assumes a minimum of 20 hours per month at $150 per hour – Darden will continue to charge $150/ hour for hours incurred over the 40 hour threshold, as needed	30 Days	Provider: Colleen Hunter, Director Licensing Darden Recipient: Carol Dilts VP of Operations Kerrow Holdings

Supply Chain
5-1
Inventory Purchasing Services
•    Provide continued access to Darden's inventory for relevant purchase orders (i.e., approved menu items) provided via the Maines relationship. Maines will continue to provide replenishment / fulfillment services for this inventory
•    Darden to invoice Kerrow Restaurants directly for product costs
	Product cost + $0[1] for overhead / administrative cost	180 Days	Provider: Jim Thomas – Darden Supply Chain Leadership Recipient: Carol Dilts VP of Operations Kerrow Holdings

1.	Administrative overhead cost is offset by rebates generated from volume commitment, which would not be granted to Kerrow Restaurants.

EXHIBIT 2

SERVICES TERMINATION REQUEST FORM

Service Termination Request Form

Requesting Company:
Date of Request:
Completed By:
Service to be Changed:

Requested Service Termination

Item #	Service	Service Provider (Company)	Service Recipient (Company)	Estimated Cost	Requested Termination Date
1
2
3
4
5
6

Acknowledgements
FOUR CORNERS PROPERTY TRUST, INC., by	DARDEN RESTAURANTS, INC., by
Χ	Χ
Name:	Name:
Title:	Title: